EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

CONTACT:
Fred Lash
Chief Financial Officer
908-766-5000

Investors: John Capodanno / Jonathan Birt
Media: Sean Leous
Financial Dynamics
212-850-5600

HOOPER HOLMES MODIFIES JULY 28, 2005

SECOND QUARTER EARNINGS ANNOUNCEMENT

BASKING RIDGE, NJ, August 9, 2005, Hooper Holmes, Inc. (AMEX:HH) today announced that subsequent to the issuance of a July 28, 2005 press release announcing the Company’s results of operations for the quarterly period ended June 30, 2005 the Company determined that its outsourced underwriting subsidiary, MAAS, (acquired in May 2004) had, through a repetitive clerical error, over-billed its principal customer for postage expenses since September 2003.

The Company has recorded a one-time adjustment in the second quarter of 2005 to address the overbilling. The adjustment results in a reduction in the Company’s consolidated revenue for the quarter, from that reported in the July 28, 2005 press release, of $0.9 million or approximately 1.1%, and a reduction in net income for the quarter of $0.5 million or $0.01 per diluted share. The effect of the overbilling on the Company’s net income amounted to $0.2 million in the second quarter of 2005 and $0.3 million related to previous reporting periods. Additional information regarding this matter can be found in the Company’s quarterly report on Form 10-Q filed today with the Securities and Exchange Commission.

Hooper Holmes provides outsourced risk assessment services to the life insurance industry through over 265 locations nationwide and in the United Kingdom, as well as claims evaluation information services to the automobile, and workers’ compensation insurance industries.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.